CONSULTING AGREEMENT
                              --------------------

           This Consulting Agreement ("AGREEMENT") is entered into by and between John Landry ("CONSULTANT") and Giga Information Group, Inc. ("COMPANY") dated as of August 23, 1999.

           CONSULTANT has been requested by COMPANY to provide consulting services and advice as requested by COMPANY in accordance with the terms, covenants and conditions set forth below. In consideration of the following terms, covenants and conditions, the parties agree as follows:

           1. Term. The term of this AGREEMENT shall be the period commencing on August 23, 1999 and ending on August 31, 2001, or until completion of the project/assignment set forth in paragraph 2, whichever date is earlier. Either party may also terminate this AGREEMENT upon not less than sixty (60) days' prior written notice to the other.

           2. Services. CONSULTANT agrees to serve as a consultant to COMPANY during the term of this AGREEMENT, to provide advice, guidance and knowledge related to strategy and executive management as reasonably required by COMPANY. CONSULTANT shall allocate an average minimum of 15 hours per month to his consulting services hereunder. Nothing contained herein shall preclude CONSULTANT from representing, performing services for or being employed by such additional clients, persons or companies (other than a competitor of COMPANY) as CONSULTANT in his sole discretion sees fit, so long as such activities do not conflict or interfere with CONSULTANT'S performance under this AGREEMENT.

           3. Independent Contractor. CONSULTANT shall be an independent contractor in the making and performance of this AGREEMENT and is not, and shall not be construed to be, an employee, agent or servant of COMPANY. COMPANY shall have no liability whatsoever for withholding, collection or payment of income taxes or for taxes of any other nature on behalf of CONSULTANT, and CONSULTANT hereby agrees to indemnify COMPANY for any liability, cost or expense incurred by COMPANY as a result of COMPANY'S failure to withhold. Under no circumstances shall CONSULTANT have or claim to have power of decision hereunder in any activity on behalf of COMPANY, nor shall he have the power or authority hereunder to obligate, bind or commit COMPANY in any respect. It is specifically understood that COMPANY shall not, with respect to CONSULTANT'S services, exercise or have the power to exercise such control over CONSULTANT as would indicate or establish that a relationship of employer and employee exists between CONSULTANT and COMPANY. CONSULTANT is free to engage at CONSULTANT'S expense such other employees or agents of CONSULTANT that CONSULTANT deems necessary for the satisfactory completion of the project/assignment set forth in Paragraph 2, provided that any such employees or agents first execute COMPANY'S standard form of Confidential and Proprietary Information, Trade Secrets and Non-Solicitation Agreement. The parties further agree that CONSULTANT shall have the right to control the manner and means by which the contracted project/assignment is achieved, subject only to the satisfaction of COMPANY as to the quality, effectiveness and timeliness of the required results.

           4. Expenses. COMPANY agrees to reimburse CONSULTANT for reasonable travel, living and related expenses incurred by CONSULTANT when requested by Company to travel hereunder, upon submission of appropriate documentation. Airplane travel may be First Class.

           5. Stock Option. Subject to ratification of this AGREEMENT by the Board of Directors of the COMPANY, CONSULTANT shall receive on the date hereof a five-year, non-qualified stock option for 25,000 shares of COMPANY Common Stock under COMPANY's 1999 Share Incentive Plan, having an exercise price equal to the Fair Market Value of the Common Stock at the time of grant, and in accordance with a customary grant letter to be entered into with CONSULTANT. The option will provide for vesting as follows: 2,000 shares on September 30, 1999 and 1,000 shares for each full calendar month thereafter through August 30, 2001. However, the aforementioned vesting will accelerate upon a Change of Control, as defined in subsections 13 (b)(i) through (v) of the COMPANY's 1999 Share Incentive Plan (regardless of any contrary action by the Board), or if CONSULTANT fails to be nominated or re-elected as a Director, in each case (regarding his continuing as a Director) without his prior consent. Furthermore, vesting will terminate: (1) if CONSULTANT terminates this Agreement or (2) if COMPANY terminates this AGREEMENT.


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

           6. Confidential Information. CONSULTANT understands and acknowledges that during the term of this AGREEMENT he may have access to and become acquainted with certain confidential information and trade secrets, which are private or confidential in that they are not generally known or available to the public, or give COMPANY, and its subsidiaries and related companies, an opportunity to obtain an advantage over competitors who do not know or use such information. CONSULTANT agrees that he shall not disclose any such confidential information or trade secrets to any person or entity, either directly or indirectly, or use said confidential information or trade secrets for his personal benefit or in any other way, except in the performance of CONSULTANT'S responsibilities set forth in this AGREEMENT. However, this obligation will not apply to information which is or becomes publicly available without fault on the part of CONSULTANT, is already in CONSULTANT'S possession prior to the time CONSULTANT gains access to the data under this AGREEMENT, is independently developed by CONSULTANT, or is rightfully obtained from third parties. Upon termination of this AGREEMENT, CONSULTANT shall return to COMPANY all copies of all data, materials and documents which belong to COMPANY (whether or not such data, materials or documents were prepared by COMPANY, the CONSULTANT or others).

           7. Proprietary Rights. (a) CONSULTANT agrees that if any inventions, discoveries or improvements are conceived, first reduced to practice, made or developed in anticipation of, in the course of, or as a result of, work performed under this AGREEMENT, CONSULTANT will assign to COMPANY the CONSULTANT'S entire right, title and interest in and to such inventions, discoveries and improvements, and any patents that may be granted in any country of the world. CONSULTANT further agrees that, without charge to COMPANY or its designee, CONSULTANT will sign all papers and do all acts which may be necessary, desirable or convenient to enable COMPANY at its expense to file and prosecute applications for patents on such inventions, discoveries and improvements, and to maintain any such patents granted.

           (b) The entire right, title and interest, including copyright, in all original works of authorship fixed in any tangible medium or expression originated and developed by CONSULTANT as a part of the work covered by this AGREEMENT shall be transferred to and vested in COMPANY. The parties expressly agree to consider as works made for hire those works ordered or commissioned by COMPANY which qualify as such in accordance with the copyright laws. For all such original works, CONSULTANT agrees to provide documentation satisfactory to COMPANY to assure the conveyance of all such right, title and interest, including copyright, to COMPANY. The cost of conveying such rights shall be at COMPANY'S expense. In the event the work is deemed not to be a work for hire, CONSULTANT irrevocably transfers, assigns and conveys the exclusive copyright ownership to COMPANY, free and clear of any liens, claims, or other encumbrances to the fullest extent permitted by law.


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


           (c) CONSULTANT agrees to disclose and furnish promptly to COMPANY any and all technical information, computer or other apparatus programs, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, knowledge or data, written, oral or otherwise expressed, originated or developed by CONSULTANT, as a result of work performed under or in anticipation of this AGREEMENT. CONSULTANT further agrees that all such information shall be the property of COMPANY, shall be used only in providing services under this AGREEMENT, and may not be used for other purposes, except upon such terms as a may be agreed upon by COMPANY in writing.

           (d) CONSULTANT warrants the originality of the work prepared for COMPANY under this AGREEMENT, its disclosure to COMPANY exclusively, and that no portion of the work prepared for COMPANY under this AGREEMENT is derived from any work owned by another party. If such information includes materials previously developed or copyrighted by CONSULTANT and not originated or developed under this AGREEMENT, CONSULTANT grants and agrees to grant to COMPANY any unrestricted, royalty-free license to use and copy such materials.

           (e) CONSULTANT warrants that the use of any work product, or any part thereof, furnished under this AGREEMENT by CONSULTANT to COMPANY, will not infringe any U.S. patent, copyright, trade secret or other proprietary right and that he is not currently bound by any other agreement, restriction or obligation and will not assume such obligation or restriction which would in any way interfere or would be inconsistent with the services to be provided to COMPANY under this AGREEMENT.

           8. Governing Law. This AGREEMENT shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts.


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

           9. Arbitration. (a) All disputes between CONSULTANT (and his attorneys, successors, and assigns) and COMPANY (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner to any and all disputes arising out of or relating to this AGREEMENT or the interpretation or breach thereof ("Arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than COMPANY and CONSULTANT) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims, except that COMPANY may, at its option, seek injunctive relief and damages in court for any breach of Sections 6 and 7 of this AGREEMENT. Subject to the foregoing sentence, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

           (b) Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA Employment Rules"), except as provided otherwise in this AGREEMENT. In any arbitration, the burden of proof shall be allocated as provided by applicable law. Either party may bring an action in court to compel arbitration under this AGREEMENT and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this AGREEMENT shall be conducted at the COMPANY office or branch where this AGREEMENT was executed or, in the event the branch is no longer in operation, at the COMPANY office geographically closest to the place where this AGREEMENT was executed. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section. The fees of the arbitrator shall be split between both parties equally. All proceedings and all documents prepared in connection with any Arbitrable Claim shall he confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.


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


           10. Survival. The rights and obligations of CONSULTANT and COMPANY set forth in Sections 4, 6, 7 and 9 shall survive the expiration or termination of this AGREEMENT.

           11. Entire Agreement; Amendments. This AGREEMENT sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between the parties relating to the subject matter hereof. Any amendment or modification to this AGREEMENT must be made in writing and signed by both parties. Nothing contained herein shall affect CONSULTANT'S rights or obligations as a director of COMPANY or any other compensation he may receive in such capacity.

           12. Counterparts. This AGREEMENT may be executed in several counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

           13. Notices. All notices under this AGREEMENT shall be in writing and delivered in person or sent by telefax or by registered mail, charges prepaid. Any notice given hereunder shall be deemed to be received and effective (i) on the date of such delivery or (ii) on the date of receipt of confirmation by answerback, in the case of telefax, in each case to the appropriate address or telefax number set forth below (or to such other addresses or telefax numbers as a party may designate as to itself by notice to the other party):

                     If to COMPANY:

                               Giga Information Group, Inc.
                               One Longwater Circle
                               Norwell, Massachusetts 02061
                               Telefax: (781) 878-6650
                               Attention: Daniel M. Clarke

                     If to CONSULTANT:

                               85 Old Connecticut Path
                               Wayland, MA 01778


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



           14. Assignability. CONSULTANT may not assign, transfer, pledge, encumber or hypothecate this AGREEMENT, or any of his rights hereunder (whether by operation of law or otherwise), and this AGREEMENT shall not be subject to execution, attachment or similar proceeding. Any attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition of this AGREEMENT, contrary to the provisions hereof, and the levy of any attachment or similar proceeding upon this AGREEMENT, or CONSULTANT'S rights hereunder, shall be null and void and without effect, but the benefits and obligations of CONSULTANT hereunder shall inure to the benefit of and shall be binding upon his heirs, executors, administrators, and legal representatives. This AGREEMENT shall inure to the benefit of and shall be binding upon COMPANY and its successors.

           IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT on the day and year first above written, subject to ratification by the Board of Directors of the

COMPANY.

John Landry
85 Old Connecticut Path
Wayland, MA 01778


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Date:
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Giga Information Group, Inc.
One Longwater Circle
Norwell, MA 02061


By:
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Name:
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Title:
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Date:
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